                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                Safety 1st, Inc.
                (Name of Registrant as Specified In Its Charter)

                     Board of Directors of Safety 1st, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                               [SAFETY 1ST LOGO]

                                                                  April 27, 1998

To Safety 1st Stockholders:

     The Board of Directors of Safety 1st, Inc. joins me in extending a cordial invitation to attend our 1998 Annual Meeting of Stockholders. The meeting will be held at the Hotel Meridien, 250 Franklin Street, Boston, Massachusetts 02110, at 9:00 a.m., local time, on Wednesday, May 27, 1998.

     In addition to voting on the matters described in the accompanying Proxy Statement, we will review Safety 1st's business and discuss our direction for the coming years. There will also be an opportunity to discuss matters of interest to you as a Stockholder.

     It is important that your shares be represented at the meeting whether or not you plan to attend in person. Therefore, please sign and return the enclosed Proxy Card in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you have previously sent in a proxy.

     We hope that you will be able to attend the meeting, and we look forward to seeing you.

                                          Sincerely,

                                          /s/ michalel Levner)
                                          Michael Lerner
                                          Chairman & Chief Executive Officer

                                SAFETY 1ST, INC.

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1998
                            ------------------------

     Notice is hereby given that the Annual Meeting of Stockholders of Safety 1st, Inc. (the "Company") will be held on May 27, 1998, at 9:00 a.m., Eastern Time, at the Hotel Meridien, 250 Franklin Street, Boston, Massachusetts 02110, to consider and act upon each of the following matters:

     1. To elect eight members of the Board of Directors to serve until the next annual meeting of the Company's stockholders and thereafter until their successors are chosen and qualified;

     2. To approve an amendment to the Company's 1996 Employee and Director Stock Option Plan which will increase the number of shares reserved for issuance thereunder by 500,000;

     3. To ratify the appointment of Grant Thornton LLP as independent accountants for the Company for the fiscal year ending January 2, 1999; and

     4. To consider and act upon any other matters that may properly come before the meeting or any adjournment(s) thereof.

     All holders of Common Stock whose names appear of record on the Company's books at the close of business on April 10, 1998 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

     WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                          By Order of the Board of Directors,

                                          /s/ Curt R. Feure
                                          Curt R. Feuer
                                          Clerk

Boston, Massachusetts
April 27, 1998

                                SAFETY 1ST, INC.
                              210 BOYLSTON STREET
                       CHESTNUT HILL, MASSACHUSETTS 02167

                                ---------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 27, 1998

                                ---------------

                                  INTRODUCTION

     The Board of Directors of Safety 1st, Inc., a Massachusetts corporation (the "Company"), is furnishing this Proxy Statement to holders of shares of common stock, $.01 par value, of the Company (the "Common Stock"), in connection with the solicitation of the enclosed Proxy Card for use at the Annual Meeting of Stockholders of the Company to be held on May 27, 1998 at 9:00 A.M. at the Hotel Meridien, 250 Franklin Street, Boston, Massachusetts 02110 and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Annual Meeting of Stockholders.

     Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a stockholder. If no direction is given, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement and the proposals set forth in Items 2 and 3. Proxies may be revoked at any time prior to their being voted by giving written notice of revocation or by giving a duly executed Proxy Card bearing a later date to the Clerk of the Company. In addition, a stockholder of record may revoke a previously submitted Proxy Card by voting in person at the Annual Meeting and requesting that the previously submitted Proxy Card not be used.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telecopy, telegraph, or personal calls.

     The Board of Directors is not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting for a vote of stockholders, the persons named as proxies in the enclosed Proxy Card will vote in accordance with their best judgment on such other matters.

     It is anticipated that this Proxy Statement and accompanying Proxy Card will be first mailed to stockholders on or about April 27, 1998. Certain additional information regarding the Company contained in the Company's Annual Report to Stockholders is being furnished to each stockholder with the mailing of this Proxy Statement but is not part of the Proxy Statement.

                 VOTING RIGHTS, QUORUM AND METHOD OF TABULATION

     Only stockholders of record at the close of business on April 10, 1998 will be entitled to vote at the Annual Meeting. At the close of business on such date, a total of 7,187,288 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted.

     Pursuant to the Company's By-laws, a majority of the shares of the Common Stock outstanding and entitled to vote constitutes a quorum for the transaction of business. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The Company's By-laws require the affirmative vote of a plurality of the votes cast at the Annual Meeting for the election of directors, and the affirmative vote of a majority of the votes cast at the Annual Meeting for the approval of the other proposals.

     Abstentions and broker non-votes are not treated as votes cast, and will therefore have no effect on the outcome of the election of directors and the approval of the other proposals, although abstentions and broker non-votes will be counted in the determination of a quorum.

                            MATTERS TO BE VOTED UPON

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

NOMINEES

     It is intended that the number of directors to be elected to the Board of Directors be set at eight. Each director elected at the Annual Meeting of Stockholders shall be elected for a term of one year and thereafter until his successor is chosen and qualified. The Board of Directors recommends that the stockholders elect the eight nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed Proxy Card will vote the proxies received by them for the election as directors of the nominees named below unless otherwise indicated.

  Michael Lerner      Laurence S. Levy
  Michael S.          Mark Owens
  Bernstein           James M. Dworkin
  Curt R. Feuer       John D. Howard
  Robert J. Drummond

     Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting for reasons not now known to the Company, the proxies named in the enclosed Proxy Card may vote for a substitute nominee at their discretion. Certain information regarding the nominees is set forth below in the MANAGEMENT Section under the heading "Business Experience of Directors and Executive Officers."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote "FOR" each of the eight nominees named above.

VOTE REQUIRED

     The nominees for election as director at the Annual Meeting who receive the eight largest pluralities of votes properly cast for the election of directors shall be elected the directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named. Cumulative voting is not permitted.

PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO THE COMPANY'S 1996 EMPLOYEE
                   AND DIRECTOR STOCK OPTION PLAN

     The Company's stockholders are being asked to approve an amendment to the Company's 1996 Employee and Director Stock Option Plan (the "Employee and Director Plan") which will increase the maximum number of shares available for grant under the Employee and Director Plan from 1,000,000 to 1,500,000 shares. The purpose of the amendment is to ensure that the Company will have a sufficient number of shares of the Company's Common Stock reserved under the Employee and Director Plan to accomplish the Plan's objectives of attracting and retaining the best available personnel by providing incentives to employees, directors, advisors and consultants of the Company and thereby promote the success of the Company's business.

     The Employee and Director Plan was approved by the stockholders at the Company's Annual Meeting in May, 1997. In April 1998, the Board of Directors adopted, subject to stockholder approval, the amendment to increase, by 500,000, the number of shares available under the Employee and Director Plan, which is the subject of this proposal.

     The following is a summary of the principal features of the Employee and Director Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Employee and Director Plan. Any stockholder who wishes to obtain a copy of the actual Employee and Director Plan document may do so by written request to the Company's headquarters in Chestnut Hill, Massachusetts, Attn: Corporate Clerk. Terms not otherwise defined in this summary will have the meanings given to them in the text of the Employee and Director Plan.

SHARES AVAILABLE

     Under the Employee and Director Plan, a total of 1,000,000 shares of Common Stock (to be increased to 1,500,000 shares if this Proposal is approved) are available to be issued upon exercise of options granted under the plan, subject to adjustment in the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization or other increase or reduction of the number of shares of Common Stock outstanding without the receipt of compensation in money, services or property.

     As of April 10, 1998, (i) options for the purchase of a total of 1,000,000 shares of Common Stock had been granted under the Employee and Director Plan, to approximately 260 past and present participants, and (not including the additional 500,000 share increase which is the subject of this Proposal) no more options were available for grant; (ii) Michael Lerner, the Company's Chief Executive Officer, had been granted options to purchase 20,000 shares; (iii) Stephen R. Orleans, the President of Safety 1st Home Products Canada Inc., had been granted options to purchase 35,000 shares; (iv) Richard E. Wenz, the Company's President and Chief Operating Officer, had been granted options to purchase 250,000 shares; (v) all current executive officers as a group had been granted options to purchase 317,000 shares; (vi) all current directors, who are not executive officers, as a group had been granted options to purchase 32,000 shares; and (vii) all employees, including all current officers who are not executive officers, as a group had been granted options to purchase 651,000 shares. The granting of options under the Employee and Director Plan is discretionary, and the Company cannot now determine the number or types of options to be granted in the future to any particular person or group. The closing price on April 9, 1998 of one share of Common Stock on the Nasdaq Stock Market was $8.875.

PLAN DESCRIPTION

  Administration

     The Employee and Director Plan is administered by the Company's Board of Directors, which has delegated concurrent power with respect to the plan to the Stock Option Committee of the Board of Directors (the "Stock Option Committee"). For the purposes of this Plan Description, the term "Administrator" shall refer to the Board of Directors and the Stock Option Committee. Subject to the terms of the Employee and Director Plan, the Administrator has full power to select, from among those eligible, the participants who will be granted options and the terms and conditions of each option; to waive compliance by participants with the terms of option grants; to modify or amend option grants with the applicable participant's consent; to grant replacement options for options that have been canceled; to interpret the Employee and Director Plan and decide any questions and settle all controversies and disputes that may arise in connection therewith; and to amend and rescind rules and regulations for the administration of the Employee and Director Plan. All options granted to executive officers, directors and beneficial owners of more than ten percent (10%) of the Common Stock ("Section 16 Insider") will be awarded by the full Board of Directors or a committee composed of two or more Non-Employee Directors (as defined by the Rules and Regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Options granted to participants that are not Section 16 Insiders will be awarded by the Stock Option Committee or the Board of Directors. All determinations and actions of the Administrator with respect to the Employee and Director Plan will be conclusive and will bind all parties.

  Eligibility

     Employees, directors, advisors and consultants of the Company and its subsidiaries are eligible to receive options under the Employee and Director Plan, provided that Incentive Stock Options (as defined below) may be granted only to employees and to directors who are also employees. From among those who are eligible, the Administrator selects, in its sole discretion, those who will receive options under the plan. As of April 10, 1998, there were approximately 250 persons eligible to receive options under the plan, 230 of whom are employees of the Company.

  Options: Grants and Exercise

     The Employee and Director Plan permits the granting of options that qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that do not qualify as Incentive Stock Options ("Nonqualified Stock Options"). The exercise price of each option shall be determined by the Administrator, provided that the exercise price of an Incentive Stock Option may not be less than 100% of the fair market value of the shares on the date of grant (110% in the case of a person who owns stock possessing more than 10% of the voting power of all classes of stock of the Company or of any of its parents or subsidiaries (a "10% stockholder")). The "fair market value" on any given date means the last sale price at which the Common Stock is traded on such date as reported by the Nasdaq Stock Market.

     The term of each option shall be determined by the Administrator at the time of grant, provided that the latest date on which an option may be exercised will be the tenth anniversary (fifth anniversary, in the case of an Incentive Stock Option granted to a 10% stockholder) of the day immediately preceding the option grant. The Administrator determines at what time or times and under what conditions (including performance criteria) each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. The Administrator also determines, at the time of each option grant, the terms and conditions under which each option may be exercised in the event of a participant's death or in the event of a termination of a participant's relationship with the Company for a reason other than death, as more particularly described in the Employee and Director Plan (a "Status Change").

     The Administrator's general practice to date with respect to vesting of options granted to employees has been to provide for options to become exercisable in three equal installments six, eighteen and thirty months after the grant date. The options granted to date generally provide that in the event of a participant's death, vested options may be exercised only within one year following the date of death, and in the event of a Status Change, vested options may be exercised only within three months following the Status Change, except that an option will terminate immediately upon a Status Change that results from a discharge for cause which in the opinion of the Administrator casts such discredit on the participant as to justify immediate termination of the option.

     In order to exercise an option, a participant must provide written notice and full payment to the Company together with payment of any taxes. The option exercise price may be paid for by cash or check, and if permitted by the agreement evidencing the option, by promissory note, by shares of Common Stock outstanding for at least six months having a fair market value on the date of surrender equal to the aggregate exercise price of the shares, by an undertaking by a broker to deliver funds to the Company, by the withholding of shares of Common Stock deliverable upon exercise having a fair market value on the date of exercise at least equal to the exercise price, or by any combination of the permitted forms of payment. The Administrator may require that upon exercise of an option, certificates representing shares thereby acquired bear an appropriate restrictive legend if the sale of the shares has not been registered under the Securities Act of 1933, as amended.

     Options may not be transferred by a participant other than by will or by the laws of descent and distribution, and are exercisable, during a participant's lifetime, only by such participant.

  Certain Corporate Transactions

     In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert or a consolidation or a merger where the Company is the surviving corporation but the stockholders of the Company immediately prior to such consolidation or merger do not own after such consolidation or merger shares representing fifty percent (50%) of the voting power of the Company, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), all outstanding options will terminate as of the effective date of the covered transaction, provided that the Administrator may make outstanding options exercisable in full prior to a covered transaction. With respect to an outstanding option held by a participant who, following the covered transaction, will be employed by or otherwise providing services to a corporation which is a surviving or acquiring corporation in such transaction or an affiliate of such a corporation, the Administrator may, in lieu of the action described above (but subject to prior contractual obligations), arrange to have such surviving or acquiring corporation or affiliate grant to the participant a replacement option.

  Amendment and Termination

     The Administrator may at any time or times amend the Employee and Director Plan or any outstanding option (except that the Administrator may not, without the consent of an option holder, take any action that would adversely affect the rights of such holder) for any purpose which may at the time be permitted by law, or may at any time terminate the Employee and Director Plan as to any further grants of options, provided that (except to the extent expressly required or permitted by the Employee and Director Plan) no such action will, without the approval of the Company's stockholders, effectuate a change for which stockholder approval is required in order for the plan to continue to qualify to grant Incentive Stock Options under Section 422 of the Code.

  Term of Plan

     Unless earlier terminated as a result of the failure of the Company's stockholders to approve the Employee and Director Plan, the Employee and Director Plan shall terminate (i) when the total amount of Common Stock with respect to which options may be granted shall have been issued upon the exercise of options, (ii) by action of the Administrator, or (iii) ten (10) years after the date of approval by the Company's Board of Directors (which was given on September 18, 1996), whichever shall occur first.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary generally describes the principal federal (not state or local) income tax consequences of options granted under the Employee and Director Plan. It is general in nature and is not intended to cover all tax consequences that may apply to an Employee and Director Plan participant or to the Company. The provisions of the Code and the regulations thereunder relating to these matters ("Treasury Regulations") are complex, and their impact in any one case may depend upon the particular circumstances. Each holder of an option under the Employee and Director Plan (referred to in this summary as a participant or an option holder) should consult the holder's own accountant, legal counsel or other financial advisor regarding the tax consequences of participation in the Employee and Director Plan. This discussion is based on the Code as currently in effect.

     If an option (whether an Incentive Stock Option or Nonqualified Stock Option) is granted to a participant in accordance with the terms of the Employee and Director Plan, no income will be recognized by such participant at the time the option is granted.

     Generally, on exercise of a Nonqualified Stock Option, the amount by which the fair market value of the shares of the Common Stock on the date of exercise exceeds the purchase price of such shares will be taxable to the participant as ordinary income, and, in the case of an employee, the Company will be required to withhold tax on the amount of income recognized by the employee upon exercise of a Nonqualified Stock Option. Such amount will be deductible for tax purposes by the Company in the year in which the participant recognizes the ordinary income. The disposition of shares acquired upon exercise of a Nonqualified Stock Option will result in capital gain or loss (long-term or short-term depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the Nonqualified Stock Option.

     Generally, on exercise of an Incentive Stock Option, an employee will not recognize any income and the employer will not be entitled to a deduction for tax purposes. However, generally the difference between the purchase price and the fair market value of the shares of Common Stock received ("Incentive Stock Option Shares") on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the employee to the alternative minimum tax ("AMT"). AMT is an alternative method of calculating income tax liability. An individual's federal income tax liability is equal to the greater of the AMT or the income tax liability computed under the ordinary method. In order to determine AMT, taxable income before personal exemptions is modified by certain additions and subtractions to arrive at alternative minimum taxable income ("AMTI"). One of these additions is the positive adjustment previously discussed resulting from the exercise of an Incentive Stock Option. The size of this positive adjustment and of the other required additions and subtractions relative to a participant's taxable income will determine whether there is an AMT liability. The AMT tax rate of 26% (28% for the portion of AMTI in excess of a certain base amount), with reduced AMT tax rates applicable to certain capital gains, is applied to AMTI less certain exemptions and adjustments, where applicable. If a participant is required to pay the AMT by reason of exercising an Incentive Stock Option, a portion of AMT may be available to offset regular tax liability in subsequent years.

     If shares acquired upon the exercise of an Incentive Stock Option are not disposed of within the later of (i) the two-year period following the date the option is granted or (ii) the one-year period following the date the shares are transferred to the participant pursuant to exercise of the option, the difference between the amount realized on any disposition thereafter and the option price will be treated as long-term capital gain or loss to the participant. Any long-term capital gain will be taxed at the maximum rate of 20% to the extent that the participant held such shares for more than 18 months and at the maximum rate of 28% to the extent that the participant held such shares for more than 12 months but not more than 18 months. If a disposition occurs before the expiration of the requisite holding period (a "disqualifying disposition"), then the lower of (i) any excess of the fair market value of the shares at the time of exercise of the option over the option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the participant and will be taxed at ordinary income rates. In such event the Company will be entitled to a corresponding deduction from its income, provided the Company satisfies certain tax reporting requirements. Any such increase in the income of the participant or deduction from the income of the Company attributable to such disqualifying disposition is treated as an increase in income or a deduction from income in the taxable year in which the disqualifying disposition occurs. Any excess of the amount realized by the participant on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

     If an option is exercised through the use of Common Stock previously owned by the employee, such exercise generally will not be considered a taxable disposition of the previously owned shares, however, proposed treasury regulations would provide that if any previously owned Incentive Stock Option Shares are used to exercise an Incentive Stock Option and the holding period requirement for those shares is not satisfied at the time they are used to exercise an Incentive Stock Option, such use would constitute a disqualifying disposition of such previously owned Incentive Stock Option Shares, resulting in the recognition of ordinary income (but not any additional capital gain) in the amount described above. Otherwise, when previously owned Common Stock is used to exercise an Incentive Stock Option, in general (i) no gain or loss will be recognized with respect to such shares, (ii) the number of shares received that is equal in number to the shares surrendered will have a basis equal to the shares surrendered and, except for purposes of determining whether a disposition will be a disqualifying disposition, will have a holding period that includes the holding period of the shares exchanged, and (iii) any additional shares received will have a zero basis and will have a holding period that begins on the date of the exercise. If any of the shares received are disposed of before the applicable holding period for such shares has been met, the shares with the lowest basis will be deemed to be disposed of first and such disposition will be a disqualifying disposition giving rise to ordinary income as described above. If any otherwise qualifying Incentive Stock Option first becomes exercisable in any one year for shares having a fair market value, determined as of the date of the grant, in excess of $100,000, the portion of the option in respect of such excess shares will be treated as a Nonqualified Stock Option.

     In those situations discussed above where the Company would otherwise be entitled to a deduction equal to the amount of ordinary income required to be recognized by the participant, due to limitations which are imposed under
Section 162(m) of the Code, the Company will not be entitled to deduct the amount by which the total remuneration (including the amount of income recognized by a participant upon the exercise of a Nonqualified Stock Option or upon a disqualifying disposition), received in any one year by each of the Company's chief executive officer and its four most highly compensated employees, exceeds $1,000,000.

ACCOUNTING TREATMENT

     Option grants to employees at 100% of fair market value will be accounted for under the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related Interpretations. This method of accounting generally does not result in any charge to the Company's earnings, however, the Company must disclose in pro-forma statements to the Company's financial statements the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. Option grants to non-employees will be accounted for in accordance with Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" which establishes a fair value based method of accounting for stock-based compensation. Whether or not granted at a discount, the number of outstanding options is a factor in determining the Company's earnings per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote "FOR" approval of the proposed amendment to the 1996 Employee and Director Stock Option Plan.

VOTE REQUIRED

     The affirmative vote of at least a majority of the votes cast on the matter is required to approve the proposed amendment to the 1996 Employee and Director Stock Option Plan.

PROPOSAL NO. 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Grant Thornton LLP as independent accountants for the Company to examine the Company's financial statements for the current fiscal year ending January 2, 1999, and recommends that the stockholders of the Company ratify that appointment. Grant Thornton LLP has served as the Company's independent accountants for all fiscal years since the fiscal year ended December 31, 1990 and has no relationship with the Company other than that arising from its employment as independent accountants. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     It is intended that the proxies will be voted for the ratification of the appointment of such firm unless otherwise indicated. If the appointment is not ratified by the stockholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders vote "FOR" ratification of the appointment of Grant Thornton LLP as independent accountants for the Company.

VOTE REQUIRED

     The affirmative vote of at least a majority of the votes cast on the matter is required to ratify the appointment of Grant Thornton LLP as independent accountants for the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 10, 1998, certain information with respect to the shares of Common Stock "beneficially owned", as that term is defined by Rule 13d-3 under the Exchange Act, by (a) each person who is known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, (b) each director of the Company, (c) each of the "Named Executive Officers" of the Company who are listed in the Summary Compensation Table below and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, to the knowledge of the Company, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them.

                                                              SHARES OF
                                                               COMMON
                      NAME AND ADDRESS                          STOCK     PERCENT OF
                      BENEFICIAL OWNER                        OWNED(1)    OUTSTANDING
                      ----------------                        ---------   -----------
Michael Lerner(2)...........................................  2,777,333      38.6%
  c/o Safety 1st, Inc.
  210 Boylston Street
  Chestnut Hill, MA 02167

Michael S. Bernstein(3).....................................    735,151      10.2%
  c/o Safety 1st, Inc.
  210 Boylston Street
  Chestnut Hill, MA 02167

BT Capital Partners, Inc.(4)................................    634,173       8.1%
  130 Liberty Street
  New York, NY 10006

Bear, Stearns & Co., Inc.(5)................................    634,173       8.1%
  245 Park Avenue
  New York, NY 10167

The Capital Group Companies, Inc.(6)........................    400,000       5.6%
  333 South Hope Street
  Los Angeles, CA 90071

Dimensional Fund Advisors, Inc.(7)..........................    375,100       5.2%
  1299 Ocean Avenue
  Santa Monica, CA 90401

Richard E. Wenz.............................................    150,000       2.0%
Richard J. Caturano(8)......................................    133,000       1.8%
Stephen R. Orleans..........................................     39,172      *
Curt R. Feuer (9)...........................................    240,000       3.3%
Robert J. Drummond..........................................     28,500      *
Laurence S. Levy............................................     22,500      *
Mark Owens..................................................    414,000       5.8%
James M. Dworkin(10)........................................    634,173       8.1%
John D. Howard(11)..........................................    634,173       8.1%
All directors and officers as a group (11 persons)(12)......  5,681,002      64.5%

---------------

   * Represents beneficial ownership of less than 1%.

 (1) Includes or represents, as the case may be, shares of Common Stock which the following named individuals have the right to acquire from the Company currently or within 60 days after April 10, 1998 pursuant to outstanding stock options, as follows: Mr. Lerner--13,333; Mr. Wenz--150,000; Mr. Caturano--133,000; Mr. Orleans--39,082; Mr. Feuer--90,000; Mr. Drummond-- 27,500; Mr. Levy--22,500; Mr. Owens--4,000.

 (2) Mr. Lerner has shared investment powers with respect to 27,043 of such shares, which are pledged to certain parties to secure obligations of Mr. Lerner, as described under "Certain Relationships and Related Transactions".

 (3) Mr. Bernstein has shared investment powers with respect to 6,761 of such shares, which are pledged to certain parties to secure obligations of Mr. Bernstein, as described under "Certain Relationships and Related Transactions".

 (4) Represents shares of Common Stock which such holder has the right to acquire from the Company (subject to certain conditions as to 10% thereof) pursuant to outstanding warrants; as parent of BT Capital Partners, Inc., Bankers Trust New York Corporation may be deemed to be the indirect beneficial owner of such shares of Common Stock.

 (5) Represents shares of Common Stock which such holder has the right to acquire from the Company (subject to certain conditions as to 10% thereof) pursuant to outstanding warrants.

 (6) Information is based on a Schedule 13G filing dated February 11, 1998, filed by The Capital Group Companies, Inc. and a group of investment management companies whose parent holding company is Capital Group Companies, Inc.

 (7) Information is based on a Schedule 13G filing dated February 10, 1998, filed by Dimensional Fund Advisors, Inc. Persons who are officers of Dimensional Fund Advisors, Inc. also serve as officers of certain open-end management investment companies affiliated with Dimensional Fund Advisors, Inc., and in such capacities have sole voting power as to 126,000 of such shares.

 (8) Includes 63,000 shares underlying options owned by Vitale, Caturano & Co., P.C., and Vitale, Caturano and Company (two business entities affiliated with Mr. Caturano), as to which shares Mr. Caturano has shared voting and investment powers.

 (9) Includes 150,000 shares held by a trust of which Mr. Feuer is the trustee and has sole voting and investment powers. Mr. Feuer disclaims beneficial ownership of such shares.

(10) Mr. Dworkin is a Managing Director of BT Capital Partners, Inc. and, as a result, may be deemed to be beneficial owner the shares of Common Stock beneficially owned by BT Capital Partners, Inc. Mr. Dworkin disclaims beneficial ownership of such shares.

(11) Mr. Howard is a Senior Managing Director of Bear, Stearns & Co., Inc. and, as a result, may be deemed to be beneficial owner the shares of Common Stock beneficially owned by Bear, Stearns & Co., Inc. Mr. Howard disclaims beneficial ownership of such shares.

(12) Includes shares of Common Stock which all executive officers and directors, as a group, have a right to acquire from the Company within 60 days after April 10, 1998 pursuant to outstanding stock options, namely: (i) those shares referred to in footnote (1) with the exception of those attributable to Mr. Caturano (who is no longer an executive officer); and (ii) 6,000 shares deemed beneficially owned by Mr. Joseph Driscoll, who became an executive officer of the Company in 1997 but who is not a "Named Executive Officer". Also includes shares of Common Stock which may be deemed beneficially owned by Messrs. Dworkin and Howard referred to in footnotes
     (4), (5), (10) and (11).

                                   MANAGEMENT

                    NAME                                           POSITION                        AGE
                    ----                                           --------                        ---
Michael Lerner...............................  Chairman of the Board of Directors                  44
                                                 and Chief Executive Officer
Richard E. Wenz..............................  President and Chief Operating Officer,              48
                                                 Acting Treasurer
Michael S. Bernstein.........................  Executive Vice President and Director               55
Stephen R. Orleans...........................  President of Safety 1st Home Products               40
                                                 Canada, Inc.
Joseph S. Driscoll...........................  Controller, Chief Accounting Officer                33
Curt R. Feuer................................  Clerk and Director                                  51
Robert J. Drummond...........................  Director                                            54
Laurence S. Levy.............................  Director                                            41
Mark Owens...................................  Director                                            48
James M. Dworkin.............................  Director                                            35
John D. Howard...............................  Director                                            45

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

     Michael Lerner, a co-founder of the Company, has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its organization in 1984 and as its President until 1997. From 1976 to 1984, Mr. Lerner served as Executive Vice President of Career Management Services, Inc., an executive placement service.

     Richard E. Wenz became the Company's President and Chief Operating Officer in February 1997. During 1995 and 1996, Mr. Wenz was a Partner with the Lucas Group, a strategy consulting firm in Boston, Mass. From 1992 to 1994, Mr. Wenz served as President and Chief Executive Officer of Professional Golf Corporation.

     Michael S. Bernstein has served as Executive Vice President of the Company since November 1992 and as a Director since March 1996. Mr. Bernstein joined the Company in 1986 as Vice President of Marketing. From 1984 to 1986, Mr. Bernstein served as Executive Vice President of Monterey Labs, an infant feeding manufacturer. From 1975 to 1984, he served in various capacities, including Vice President, with Sanitoy, Inc., a baby products manufacturer.

     Stephen R. Orleans, President of Safety 1st Home Products Canada Inc. (the Company's wholly owned subsidiary located in Montreal, Canada), founded Orleans Juvenile Products Inc. in 1989 and as its President developed it into one of the leading distributors of juvenile products in Canada. Orleans Juvenile Products Inc. was acquired by the Company effective February 1996.

     Joseph S. Driscoll joined the Company in April 1997 as Controller, and was named the Company's Chief Accounting Officer in November 1997. From 1993 to 1997, Mr. Driscoll served in various capacities, including Assistant Corporate Controller, for Staples, Inc., a retailer of office supplies and equipment.

     Curt R. Feuer, Clerk and a Director of the Company since March 1993, is a member of the law firm of Kassler & Feuer, P.C. in Boston, Massachusetts, the Company's corporate counsel. Mr. Feuer has been practicing law for over twenty years specializing in the areas of taxation and business law.

     Robert J. Drummond, a Director of the Company since March 1993, was the President and Chief Executive Officer of Epsilon Data Management, Inc., a subsidiary of American Express Travel Related Services Company, from March 1992 to November 1997. From February 1987 to March 1992, Mr. Drummond served as Senior Vice President of Epsilon Data Management, Inc.

     Laurence S. Levy, a Director of the Company since November 1993, has been Chairman of the Board of Directors of High Voltage Engineering Corporation, a diversified industrial manufacturing company, since November 1988. He has been Chief Executive Officer of High Voltage Engineering Corporation since May

1991. Since November 1987, Mr. Levy has been Chairman of Hyde Park Holdings, Inc., an investment firm with holdings in industrial manufacturing and warehousing enterprises.

     Mark Owens, a Director of the Company since May 1997, is President of Haja Capital Corporation, a private investment firm which he founded in 1997. From 1972 to 1997 Mr. Owens was President of Medo Industries, Inc., a manufacturer of consumer goods. Mr. Owens had also been serving as Vice President of Quaker State Oil Corporation from October 1996, when it acquired Medo Industries, Inc., until October 1997.

     James M. Dworkin, a Director of the Company since July 1997, is a Managing Director with BT Capital Partners, Inc. and has been an investment banker with Bankers Trust New York Corp. and BT Alex. Brown Incorporated, since 1993.

     John D. Howard, a Director of the Company since July 1997, has been a Senior Managing Director in the Merchant Banking Division of Bear, Stearns & Co., Inc., an investment banking firm, since March 1997. Prior to joining Bear, Stearns & Co., Inc., Mr. Howard served as the Chief Executive Officer of Gryphon Capital Partners, a private investment firm, from June 1996 to March 1997 and as Co-Chief Executive Officer of Vestar Capital Partners, Inc., a private investment firm, from 1990 to 1996. Mr. Howard is a director Dyersburg Corp. and Celestial Seasonings, Inc.

     On July 30, 1997 in connection with purchase by BT Capital Partners, Inc. ("BT Capital") and Bear, Stearns & Co., Inc. ("Bear Stearns") of shares of the Company's preferred stock and of warrants to purchase the Company's Common Stock, Bear Stearns and BT Capital entered into a Voting Agreement with the Company, Michael Lerner and Michael Bernstein pursuant to which each party to the Agreement (with the exception of the Company) agreed to vote all of their respective holdings of Common Stock to elect one person designated by Bear Stearns (subject to the satisfaction of a minimum percentage holding of Common Stock equivalents by Bear Stearns) and one person designated by BT Capital (subject to the satisfaction of a minimum percentage holding of Common Stock equivalents by BT Capital) to the Company's Board of Directors. In addition, under the terms of the Voting Agreement, the Company agreed to use its best efforts to cause the persons designated by BT Capital and Bear Stearns to be nominated to the Company's Board of Directors. Messrs. James Dworkin and John Howard are the persons designated by BT Capital and Bear Stearns, respectively.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held a total of 21 meetings during 1997 (including 12 which were conducted by written consent). All incumbent directors attended at least 75 percent of those meetings, and of the committees of which they were members, that were held while they were serving on the board or such committee.

     The Audit Committee of the Board of Directors, which consists of Messrs. Drummond and Levy, Owens and Howard had one meeting during 1997. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for reviewing their performance and their fees and for reviewing and evaluating with the independent auditors and management the Company's accounting policies and its system of internal accounting controls.

     The Compensation Committee of the Board of Directors, which consists of Messrs. Feuer (who serves as Chair) Drummond, Levy and Dworkin, met once during 1997. The Compensation Committee recommends to the Board of Directors the compensation of executive officers of the Company.

     The Stock Option Committee met 13 times during 1997 (in each case by written consent). The current members of the Stock Option Committee are Messrs. Lerner and Bernstein. The Stock Option Committee has in the past administered and made awards under the Company's 1993 Incentive and Non-Qualified Stock Option Plan and the 1993-A Employee and Director Stock Option Plan. It is expected that the Stock Option Committee will continue to administer and make awards to persons (except those who are executive officers, directors or 10% shareholders) under the Company's 1996 Employee and Director Stock Option Plan and the Company's 1996 Nonqualified Stock Option Plan.

     The Company has no nominating committee.

TERMS OF OFFICE OF DIRECTORS AND OFFICERS

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers of the Company hold office until the first meeting of directors following the next annual meeting of stockholders, and in the case of the President, Treasurer and Clerk, until their successors are chosen and qualified.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during or with respect to 1997.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all of these filing requirements were satisfied by its directors, executive officers and ten percent holders with respect to transactions during its 1997 fiscal year. However, the Company has been advised that the Form 3 (Initial Statement of Beneficial Ownership) filed by Stephen R. Orleans in 1996 upon becoming an executive officer of the Company inadvertently failed to state ownership of 100 shares of the Company's Common Stock.

                            EXECUTIVE COMPENSATION;
             BOARD OF DIRECTORS COMPENSATION; CERTAIN ARRANGEMENTS

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned for services rendered to the Company and its subsidiaries for each of the last three fiscal years by: the Company's Chief Executive Officer; the three executive officers whose salary and bonus earned during the 1997 fiscal year were in excess of $100,000 and who were serving as executive officers at the end of the 1997 fiscal year; and one executive officer whose salary and bonus earned during the 1997 fiscal year was in excess of $100,000 who was no longer serving in his capacity as such at the end of the 1997 fiscal year. The individuals included in the table are collectively referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                                            ------------
                                                                             SECURITIES
                                                    ANNUAL COMPENSATION      UNDERLYING     ALL OTHER
                                                   ---------------------      OPTIONS/       COMPEN-
       NAME AND PRINCIPAL POSITION         YEAR    SALARY($)    BONUS($)     SAR(S)(#)      SATION($)
       ---------------------------         ----    ---------    --------     ----------     ---------
Michael Lerner...........................  1997     230,769        0            0              --
  Chief Executive Officer                  1996    300,000         0         20,000            --
                                           1995    300,000         0            0              --

Richard E. Wenz(1).......................  1997     252,692     60,000       250,000           --
  President                                1996      N/A          N/A          N/A            N/A
                                           1995      N/A          N/A          N/A            N/A

Michael S. Bernstein.....................  1997     134,616        0            0              --
  Executive Vice President                 1996    175,000         0            0              --
                                           1995     161,538        0            0              --

Richard J. Caturano(2)...................  1997     143,676        0         20,000            --
  Former Chief Financial Officer           1996     134,038        0         60,000            --
                                           1995      N/A          N/A          N/A            N/A

Stephen R. Orleans(3)....................  1997     109,711      7,500       25,000            --
  President Safety 1st                     1996      95,456        0   (4)   20,000            --
  Home Products Canada, Inc.               1995      N/A          N/A          N/A            N/A

---------------

(1) Mr. Wenz became an executive officer of the Company in 1997.

(2) Mr. Caturano became an executive officer of the Company in 1996 and ceased being so during the 1997 fiscal year. Amounts exclude payments made and options granted to entities affiliated with Mr. Caturano. See "Certain Relationships and Related Transactions".

(3) Mr. Orleans became an executive officer of the Company in 1996. Amounts exclude consideration received in connection with the Company's acquisition of Orleans Juvenile Products Inc. See "Certain Relationships and Related Transactions".

(4) In lieu of a guaranteed minimum bonus of approximately $25,000 due Mr. Orleans under his employment agreement in respect of 1996, Mr. Orleans agreed to accept options to acquire 25,000 shares of Common Stock, which were awarded to him on April 1, 1997 at an exercise price of $6.00 per share (the fair market value of the Common Stock on the date of grant).

     The following table sets forth information with respect to the stock option grants made during the last completed fiscal year to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS(1)                       POTENTIAL REALIZED
                           --------------------------------------------------------      VALUE AT ASSUMED
                           NUMBER OF                                                      ANNUAL RATES OF
                           SECURITIES    PERCENT OF TOTAL                               STOCK APPRECIATION
                           UNDERLYING   OPTIONS GRANTED TO   EXERCISE                   FOR OPTION TERM(2)
                            OPTIONS        EMPLOYEES IN        PRICE     EXPIRATION   -----------------------
          NAME             GRANTED(#)      FISCAL YEAR       ($/SHARE)      DATE          5%          10%
          ----             ----------   ------------------   ---------   ----------   ----------   ----------
Michael Lerner...........         0              --              --          --           --           --
Richard E. Wenz..........   250,000            32.7%           7.63      02/19/2007   $1,199,616   $3,040,064
Michael S. Bernstein.....         0              --              --          --           --           --
Richard J. Caturano......    20,000             2.6%           6.00      06/30/2007   $   75,467   $  191,249
Stephen R. Orleans.......    25,000             3.3%           6.00      04/01/2007   $   94,334   $  239,061

---------------

(1) When granted, each option had a term of ten years and vests as follows: The option to purchase 250,000 shares granted to Mr. Wenz vested immediately upon grant on February 19, 1997 with respect to 100,000 shares, and on February 19, 1998 with respect to 50,000 shares, and will further vest as to 50,000 shares on February 19, 1999 and as to the final 50,000 shares on February 19, 2000. The option to purchase 20,000 shares granted to Mr. Caturano vested as to 10,000 shares six months after the June 30, 1997 grant date and will further vest as to 5,000 shares on June 30, 1998 and as to the final 5,000 shares on June 30, 1999. The option to purchase 25,000 shares granted to Mr. Orleans vested immediately on grant on April 1, 1997. The exercise price for each option is the fair market value of the Common Stock on the date of grant. The option exercise period may be reduced in the event of death, disability or other termination of service to the Company, and such period may also be reduced, and the time at which options become exercisable may be accelerated, upon changes in control or other fundamental corporate changes.

(2) There is no assurance provided to any executive officer or any other holder of the Common Stock that the actual stock price appreciation over any term will be the assumed 5% or 10% rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the exercise price during the option term, no value will be realized from the option grants made to the executive officers.

     The following table sets forth each exercise of stock options during the last completed fiscal year by each of the Named Executive Officers, the number of unexercised options at year-end and the fiscal year-end value of unexercised options:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON    VALUE     OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END($)(2)
                             EXERCISE     REALIZED   ---------------------------   ---------------------------
           NAME                 (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------   -----------   -------------   -----------   -------------
Michael Lerner............       0           0           6,666         13,334        $    0         $    0
Richard E. Wenz...........       0           0         100,000        150,000        $    0         $    0
Michael S. Bernstein......       0           0               0              0         --            --
Richard J. Caturano(1)....       0           0          70,000         10,000        $2,500         $2,500
Stephen R. Orleans........       0           0          35,750         10,000        $6,250            N/A

---------------

(1) Does not include options owned by entities affiliated with Mr. Caturano. See "Certain Relationships and Related Transactions".

(2) Based upon the market price of $6.25 per share, which was the closing selling price per share of the Common Stock on the Nasdaq Stock Market on the last day of the 1997 fiscal year, less the option exercise price payable per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Curt R. Feuer and Robert J. Drummond served as members of the Company's Compensation Committee during 1997; in December 1997, Messrs. Lawrence
S. Levy and James M. Dworkin became additional members of the Compensation Committee. Mr. Feuer, Clerk and a director of the Company, is a member of the law firm of Kassler & Feuer, P.C. in Boston, Massachusetts, corporate counsel to the Company. Kassler & Feuer, P.C. was paid approximately $798,900 during 1997 in fees for services rendered to the Company. Mr. Dworkin is a Managing Director with BT Capital, with which the Company has entered into certain transactions described under the heading "Certain Relationships and Related Transactions" for which BT Capital received a closing fee of $150,000 and an additional fee in the amount of $225,000 payable (under certain conditions) over four years. In addition, BT Commercial Corporation, an affiliate of BT Capital, has and will be receiving fees, as the Company's lender, and as agent for a group of lenders providing the Company's credit facility, as discussed under the heading "Certain Relationships and Related Transactions".

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

     In April 1993, the Company entered into five-year employment agreements with each of Michael Lerner and Michael S. Bernstein, pursuant to which Messrs. Lerner and Bernstein are employed as Chief Executive Officer and Executive Vice President, respectively, and have agreed to devote their full time and efforts to the Company. Under the agreements, the Company has agreed to pay Messrs. Lerner and Bernstein base salaries of $275,000 and $135,000, respectively, subject to increase in future years at the discretion of the Board of Directors. The employment agreements further provide for bonuses to Messrs. Lerner and Bernstein in each year of such amounts as may be determined at the discretion of the Board of Directors, but not to exceed the amount of the respective employee's base salary for such year. Each agreement also prohibits the employee from competing with the Company for a period of three years after termination of employment.

     On February 19, 1997, the Company entered into a three year employment agreement with Mr. Richard E. Wenz, pursuant to which Mr. Wenz became employed as the Company's President and Chief Operating Officer and has agreed to devote his full time and efforts to the Company. Under the agreement, Mr. Wenz is entitled to receive an annual base salary of $300,000, subject to annual increases at the discretion of the Company's Board of Directors or Compensation Committee. Mr. Wenz is also entitled to receive incentive compensation, based on performance of Mr. Wenz and the Company, not to exceed 35% of base salary and, in the case of the first year of employment, not to be less than 20% of base salary. The employment agreement also provides for the grant of the 250,000 options described under the heading "Option Grants In Last Fiscal Year". The agreement further provides that the Company may terminate the agreement without cause upon either one year's prior written notice or a payment of base salary for one year from the date of termination. The agreement prohibits Mr. Wenz from competing with the Company for a period of two years after termination of employment for any reason.

     On February 1, 1996, the Company's subsidiary, Safety 1st Home Products Canada Inc. ("Safety 1st Canada"), entered into a five-year employment agreement with Mr. Stephen R. Orleans, pursuant to which Mr. Orleans is employed as the Chief Executive Officer of Safety 1st Canada, and has agreed to devote his full time and efforts to Safety 1st Canada. Under the agreement, Safety 1st Canada has agreed to pay Mr. Orleans a base salary of Canadian $135,000, subject to increase in future years at the discretion of Safety 1st Canada's Board of Directors. The employment agreement further provides for bonuses to Mr. Orleans in each year in such amounts as may be determined at the discretion of Safety 1st Canada's Board of Directors (with a guaranteed minimum bonus of Canadian $35,000 in 1996), but not to exceed the amount of his base salary for such year. The agreement further provides for Mr. Orleans to receive a severance payment upon termination of his employment without cause, as follows: (i) if terminated during the first year of the agreement, continued payment of 100% of his base salary for the remainder of the first year, and 50% of his base salary for the remaining term of the agreement; or (ii) if terminated on or after February 1, 1997, continued payment of 50% of his base salary for the remaining term of the agreement.

     On March 16, 1996, the Company entered into a two-year employment agreement with Mr. Richard J. Caturano, pursuant to which Mr. Caturano became employed as the Company's Chief Financial Officer and

Treasurer. The agreement provided for Mr. Caturano's base salary to be $170,000, subject to increase in future years at the discretion of the Board of Directors, and for bonuses in each year in such amounts as may be determined at the discretion of the Board of Directors, but not to exceed the amount of his base salary for such year. The agreement prohibits Mr. Caturano from competing with the Company for a period of two years after the termination of his employment. In August 1997, Mr. Caturano resigned as the Company's Chief Financial Officer and Treasurer, and he and the Company agreed to terminate his employment agreement and enter into a part time consulting arrangement at a rate of compensation of approximately $50,000 per year.

BOARD OF DIRECTORS COMPENSATION

     Directors who are not full-time employees of the Company receive a fee of $500 for each Board meeting attended and $250 for each Committee meeting not held on the same day as a Board meeting. Directors are entitled to receive reimbursement for traveling costs and other out-of-pocket expenses incurred in attending Board and Committee meetings.

     Additionally, non-employee directors are eligible to participate in the stock option plans of the Company. On August 5, 1997, Mr. Mark Owens was granted options to purchase 12,000 shares of Common Stock exercisable at $6.625 per share (the closing price of the Company's Common Stock on that date) with vesting of 33 1/3% of such options to occur at six, eighteen and thirty months after grant. Options granted to non-employee directors typically are granted at the market price on the date of grant and typically vest in two equal installments, six months and twelve months after the grant date, if the director continues to serve on the Board of Directors on each of such dates. No other options were granted to non-employee directors during the 1997 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     James M. Dworkin, a director of the Company, is a Managing Director with BT Capital, and John D. Howard, a director of the Company, is a Senior Managing Director of Bear Stearns. BT Capital and Bear Stearns are each beneficial owners of more than 5% of the Company's Common Stock and have engaged in the following transactions with the Company. On July 30, 1997, the Company entered into a $55 million refinancing of its then existing credit facility. The refinancing consisted of a $15 million equity investment by BT Capital and Bear Stearns and a $40 million credit facility (which has since been increased to a $47.5 million credit facility) provided in part by an affiliate of BT Capital.

     The equity investment consisted of a $15 million private placement of 15,000 shares of the Company's redeemable preferred stock, $1.00 par value per share (the "Preferred Shares") and warrants to purchase 1,268,346 shares of the Company's Common Stock (the "Warrants"). The investment was made 50% by BT Capital and 50% by Bear Stearns. At the closing, the Company paid BT Capital and Bear Stearns each a closing fee of $150,000 and agreed to pay additional fees in the amount of $225,000 to each (under certain conditions) over four years. Dividends on the Preferred Shares are payable, at the option of the Company, either in cash at the annual rate of 10%, compounded quarterly, or in the form of an increase in the liquidation value of the Preferred Shares at an annual rate of 13.25%, compounded quarterly. The Preferred Shares have a liquidation preference of $1,000 per share, plus all accrued but unpaid dividends. The holders of the Preferred Shares have no voting rights except as required by law. The Warrants are exercisable through July 30, 2007 at an exercise price of $.01 per share of Common Stock to be acquired, and contain provisions which adjust the number of shares of Common Stock underlying the Warrants to protect BT Capital and Bear Stearns from dilution arising from certain events as defined in the Warrants. Of the Warrants for 634,173 shares issued to each, BT Capital and Bear Stearns, Warrants for 10% of such amount will revert to the Company if the Company's 1998 earnings before interest and taxes exceeds $16 million (provided there has not been a change in control of the Company prior to such time). BT Capital and Bear Stearns have each been granted one demand registration right for the Common Stock underlying the Warrants (subject to customary timing limitations) as well as piggyback registration rights. Pursuant to the equity investment, BT Capital and Bear Stearns is each entitled to designate one person to be nominated to the Company's Board of Directors so long as each such investor owns Common Stock (or Warrants to purchase Common Stock) which, in the aggregate, represents 5% or more of the Common Stock Equivalents (as defined) outstanding at July 30,

1997; and as long as either BT Capital or Bear Stearns has a right to designate one person to the Board of Directors, the Board of Directors shall not exceed 10 members. Pursuant to a Voting Agreement, Mr. Michael Lerner, Chief Executive Officer and a director of the Company, and Mr. Michael Bernstein, Executive Vice President and a director of the Company, have agreed to vote in favor of the persons designated by BT Capital or Bear Stearns to the extent such investor is entitled to designate a person to the Board of Directors. Effective with the closing of the equity investment, the Company's Board of Directors increased its size from 6 to 8 members, and Messrs. James Dworkin and John Howard, designees of BT Capital and Bear Stearns, respectively, were elected as directors of the Company.

     An affiliate of BT Capital, BT Commercial Corporation ("BTCC"), acted as lender and as agent for a group of lenders which provided the credit facility. BTCC's participation in the credit facility is approximately 20%. The annual rate of interest for the revolving credit portion of the facility ($35 million maximum) is, at the Company's option, either prime plus 1.75% or LIBOR plus 2.75%. The annual rate of interest for the term loan portion of the facility ($12.5 million maximum) is, at the Company's option, either prime plus 2.00% or LIBOR plus 3.00%. The credit facility is secured primarily by all corporate assets of the Company and contains certain financial covenants. The credit agreement requires the Company to pay certain fees to BTCC, as agent, including a monthly unused line fee equal to 0.50% per annum of the average unused commitment during the preceding month and letter of credit fees in an amount equal to 2.50% per annum of the daily average amount of standby letter of credit obligations outstanding during the previous month and 1.375% per annum of the daily average amount of documentary letter of credit obligations outstanding during the previous month. The Company and BTCC have also entered into a separate letter agreement pursuant to which the Company paid to BTCC a fee of $1,000,000 and is required to pay BTCC an annual agent's fee of $75,000 and letter of credit facing fees equal to 0.25% per annum on the undrawn amount of each letter of credit. Bankers Trust Company, an affiliate of BT Capital and BTCC, provides services under the credit facility as issuer of letters of credit for the Company, and receives customary fees for such services.

     The transactions with BT Capital (and its affiliates) and Bear Stearns described above were entered into in arms-length negotiations at a time when neither party had a representative on the Company's Board of Directors.

     Mr. Lerner and Mr. Bernstein have agreed to pay in the aggregate $300,000 to former lenders of the Company as part of the consideration for such former lenders' agreement to sell at discount their loans with the Company to a successor lender. The obligations of Messrs. Lerner and Bernstein to the Company's former lenders are payable over five years and are secured by a pledge of 27,043 shares and 6,761 shares, respectively, of their stock in the Company.

     Richard J. Caturano, former Chief Financial Officer of the Company, is a principal owner of Vitale, Caturano & Co., P.C. ("VCC"), a certified public accounting firm. During 1997, VCC, through its employees and certain independent contractors, provided services to the Company in connection with the Company's accounting, business, tax and other matters. VCC was paid, in the aggregate, approximately $378,000 in 1997 in fees for services rendered and expenses. Management believes that such transactions were negotiated on an arms-length basis and on terms no less favorable to the Company than terms available from unrelated parties for comparable services.

     Stephen R. Orleans, President of the Company's wholly owned subsidiary Safety 1st Home Products Canada, Inc., was sole stockholder of Orleans Juvenile Products Inc. when it was acquired by the Company effective February 1, 1996. Mr. Orleans received an aggregate consideration of $2,750,000 for the sale of his business, of which amount, $1,100,000 was paid in cash at the closing, and the balance of $1,650,000 was paid by promissory notes as follows: $825,000 was paid on March 15, 1997; and the balance was paid in March and April 1998. Prior to the acquisition, Orleans Juvenile Products Inc. was the Company's exclusive distributor in Canada.

     Curt R. Feuer, Clerk and a director of the Company, is a member of the law firm of Kassler & Feuer, P.C., corporate counsel to the Company. See "Compensation Committee Interlocks and Insider Participation."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has the responsibility for recommending to the Board of Directors the compensation of the executive officers of the Company. The Compensation Committee believes that the compensation provided to executive officers of the Company must be competitive for the Company to attract and retain highly qualified and experienced employees. Compensation of the Company's executive officers has historically consisted of three components: based salary, annual bonuses and stock option grants. Generally, the Committee believes that the Company's salaries and annual bonuses for executive officers should be positioned within the range of compensation levels for comparable positions and responsibilities in the market, taking into account the Company's performance, including the level of Company revenues and earnings, rate of shareholder return and return on equity, and that the individual salaries and bonuses may be higher or lower based on the qualifications and experience of the individual. Base salary levels have been developed in order to attract and retain executives based on their level of responsibility within the Company. Annual bonuses link executive pay with performance in areas that are directly related to the Company's short-term operating success.

     Stock option grants are intended to create incentives for retaining qualified and competent employees and maximizing long-term stockholder values. The Company's stock option plans are long-term incentive plans for executive officers, pursuant to which options are awarded to the executive officers by the entire Board of Directors. Stock option grants are intended to provide long-term incentives for the achievement of the Company's strategic business plan and to align the executive officers' interests with those of the Company's stockholders. Under the stock option plans, the stock options may be awarded to executives for terms not to exceed ten years at an exercise price which is no less than the fair market value of Company Common Stock on the date of grant. The size of any stock option grant is related principally to the Company's performance and to the individual's performance and level of responsibility within the organization.

     The compensation of the Company's Chairman of the Board of Directors and Chief Executive Officer, Mr. Lerner, was established pursuant to a five year employment agreement which expired in April 1998. See "Employment Agreements and Arrangements with Named Executive Officers." Mr. Lerner's employment agreement provides that his base salary, specified at $275,000, is subject to increase each year at the discretion of the Board of Directors and that annual bonuses maybe paid at the discretion of the Board of Directors, but limited to the amounts of Mr. Lerner's base salary for such year. Based upon the Committee's review of the criteria described above, the Committee recommended no salary increase for, or bonus in respect of, 1997. The Committee notes that in 1997 Mr. Lerner voluntarily reduced his base salary from the 1996 level.

     The Compensation Committee will continue to examine and evaluate the performance of the Company's executive officers, through discussions with senior management and otherwise, and will make recommendations to the Board of Directors with respect to base salary, annual bonuses and any other elements of compensation in light of an overriding Company philosophy linking pay and performance.
                                          COMPENSATION COMMITTEE

                                          Curt R. Feuer, Chair
                                          Robert J. Drummond
                                          Lawrence S. Levy
                                          James M. Dworkin

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing cumulative total stockholder returns of the Company; the CRSP Total Return Index for The Nasdaq Stock Market (US), comprising all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small Cap Market; and a self-determined peer group of 9 companies. The graph assumes $100 invested in the Company on April 14, 1993 (the effective date of the registration of the initial public offering of shares of the Company's Common Stock under the Securities Act of 1933) and in each of the indices and assumes that any dividends were reinvested.

                                                                      Nasdaq Stock         Self-
               Measurement Period                   Safety 1st,        Market (US        Determined
             (Fiscal Year Covered)                      Inc.           Companies)        Peer Group
4/14/93                                                100.00            100.00            100.00
12/31/93                                               262.6             115.6             108.3
12/30/94                                               236.4             113.0             103.8
12/29/95                                               119.2             159.7             121.4
12/31/96                                                82.8             196.5             138.2
01/02/98                                                50.5             242.9             181.4

COMPANIES IN THE SELF-DETERMINED PEER GROUP

FIRST YEARS INC.                                          GYMBOREE CORP.
HASBRO INC.                                               HUFFY CORP.
MATTEL INC.                                               NEWELL COMPANY
RUBBERMAID INC.                                           RUSS BERRIE & CO.
SWING N SLIDE CORP.

NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.0 on 04/14/93.

                              FINANCIAL STATEMENTS

     The Company's audited financial statements for the fiscal year ended January 3, 1998 and certain other related financial and business information of the Company are contained in the Annual Report to Stockholders mailed with this Proxy Statement.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices (210 Boylston Street, Chestnut Hill, Massachusetts 02167,
Attn: Corporate Clerk) not later than December 28, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy.

     Your cooperation in giving this matter your immediate attention and in returning your Proxy Card promptly will be appreciated.

                                          /s/ Curt R. Feure
                                          Curt R. Feuer
                                          Clerk
April 27, 1998

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE


--------------------------------------------------------------------------------
                                SAFETY 1st, INC.
--------------------------------------------------------------------------------


Mark box at right if you will attend the Annual Meeting.                     / /

Mark box at right if an address change or comment has been noted on          / /
the reverse side of this card.

RECORD DATE SHARES:




                                                     ---------------------------
    Please be sure to sign and date this Proxy         Date
--------------------------------------------------------------------------------




---------Stockholder sign here------------------------Co-owner sign here--------



          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL.

1.  Election of Directors.

                                                For All      With-      For All
Michael Lerner         Laurence S. Levy         Nominees     hold        Except
Michael S. Bernstein   Mark Owens                 / /         / /          / /
Curt R. Feuer          James M. Dworkin
Robert J. Drummond     John D. Howard

If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

                                                 For       Against      Abstain
2.  To approve an amendment to the Company's     / /         / /          / /
    1996 Employee and Director Stock Option
    Plan to increase the number of shares
    reserved for issuance thereunder by
    500,000.

3.  To approve the appointment of Grant         / /         / /          / /
    Thornton LLP as independent accountants
    for the current fiscal year.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and the Proxy Statement and Annual Report furnished herewith.

DETACH CARD                                                          DETACH CARD


                                SAFETY 1st, INC.

DEAR STOCKHOLDER,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 27, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Safety 1st, Inc.

                                SAFETY 1st, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Safety 1st, Inc., a Massachusetts corporation (the "Company") hereby constitutes and appoints Michael Lerner and Curt R. Feuer, and each of them, his/her Attorneys and Proxies (with full power of substitution in each), and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse, all the shares of Common Stock of the Company held of record by the undersigned on April 10, 1998 at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 27, 1998, and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED HOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AS SET FORTH IN THE PROXY STATEMENT AND FOR PROPOSALS 2 AND 3.


--------------------------------------------------------------------------------
                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company.
Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?


------------------------------------        ------------------------------------


------------------------------------        ------------------------------------


------------------------------------        ------------------------------------